Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson – 713.394.2281
Media: Lynn Brown – 713.394.5093
Web site: http://www.wm.com
WM #09-13
Waste Management Announces Diluted Earnings per Share of $0.56
for the 2009 Third Quarter
Pricing Remains Strong and Company Reaffirms Full Year EPS Guidance
HOUSTON – October 29, 2009 – Waste Management, Inc. (NYSE: WM) today announced financial results for its third quarter ended September 30, 2009. Net income(a) for the quarter was $277 million, or $0.56 per diluted share, compared with $310 million, or $0.63 per diluted share, for the third quarter of 2008. Revenues for the third quarter of 2009 were $3.02 billion compared with $3.53 billion for the same 2008 period. Results in the 2009 third quarter included a net benefit of $0.02 per diluted share from the combined effects of certain favorable income tax adjustments and charges related to our restructuring announced in February 2009. Excluding those items, earnings would have been $265 million, or $0.54 per diluted share.(b)
David P. Steiner, Chief Executive Officer of Waste Management, commented, “The third quarter once again shows the strength of our strategy to maintain pricing while reducing costs. Our collection and disposal pricing remained strong, with internal revenue growth from yield of 2.9%. Recycling commodity prices increased each month in the third quarter, and have increased over 80% from the lows reached in January of 2009. On the cost side, the company-wide restructuring we announced in February produced savings consistent with the prior quarter, and we expect to exceed our original forecast of annualized savings of $120 million.
“Our commercial and residential business lines continued to demonstrate their recession-resistant qualities. Commercial revenue, excluding revenue from our fuel surcharge, remained solid, declining just 0.7% compared with the third quarter of 2008. Residential revenue, excluding revenue from our fuel surcharge, performed even better, declining only 0.4% compared with the prior year period.”
Key Highlights for the Third Quarter 2009
•	Internal revenue growth from yield from our collection and disposal operations was 2.9%.

•	Internal revenue growth from volume was negative 8.9%.

•	Revenue declined by $502 million. Of this decline, $189 million was due to lower recycling revenues and electricity sales prices, $108 million was related to the decline in fuel surcharge revenue as crude oil prices declined, and $10 million was due to foreign currency translation.

•	Operating expenses declined by $365 million, or approximately 16.4%, to $1.86 billion in the third quarter of 2009. Operating expenses, adjusted for labor disruption costs of $26 million that occurred in the third quarter of 2008, declined $339 million, or approximately 15.4%. As a percentage of revenue, third quarter 2009 operating expenses decreased to 61.4%, which is a 90 basis point improvement compared with the same quarter in 2008, as adjusted.(b)

•	Selling, general and administrative expenses decreased by $30 million compared with the third quarter of 2008.

•	Average recycling commodity prices were down 40% in the third quarter of 2009 compared with the prior year period. This decline caused a negative year-over-year impact to earnings of $0.05 per diluted share in the third quarter, compared with the prior year period.

•	Natural gas markets adversely affected electricity sales prices at some of our waste-to-energy plants in the third quarter of 2009, causing a decline in earnings per diluted share of $0.04 compared with the prior year period.

•	Free cash flow was $343 million in the quarter, and is $839 million for the first three quarters.(b)

•	Capital expenditures were $240 million in the quarter.

•	$208 million was returned to shareholders in the third quarter, consisting of $143 million in cash dividends and $65 million in common stock repurchases.

•	The effective tax rate in the quarter was approximately 31.2%. The reduction in the effective tax rate for the quarter is due principally to the favorable impacts of finalizing our 2008 tax returns, tax audit settlements, currently recognizing the benefit of state net operating loss carry forwards, and updating our 2009 effective tax rate.
Steiner continued, “Economic conditions and our volumes have stabilized. So, as we look to the fourth quarter of this year, we expect the rate of decline in volumes to be slightly better than the rate of decline in the third quarter of 2009. In addition, our recycling business has shown consistent improvement since the lows in commodity prices reached during January 2009, and we expect a positive $0.02 to $0.04 impact on earnings per diluted share from our recycling operations in the fourth quarter of 2009, compared with the prior year period. On the other hand, we expect lower year-over-year natural gas prices to cause lower electricity sales prices in the fourth quarter of 2009, which would cause earnings per diluted share to decline $0.02 to $0.04 compared with the prior year period. So, we expect the negative effect from lower electricity sales prices to be offset by the positive effect from recycled commodities prices. Given these factors, we are comfortable we can achieve our previously issued full year 2009 earnings guidance of $1.95 to $1.99 per diluted share on an as adjusted basis. This is consistent with the current Wall Street earnings consensus of $0.48 per share for the fourth quarter of 2009. We continue to target full-year free cash flow of approximately $1.3 billion.”(b)
Steiner concluded, “During the economic downturn we have maintained our commitment to returning cash to our shareholders. In the third quarter we paid out $143 million in dividends and repurchased $65 million of common stock. We also closed $82 million of acquisitions in the quarter. The recession-resistant qualities and strong cash flows of our solid waste business, combined with our focus on pricing and cost reduction, give us confidence that we will continue to generate strong cash returns for our shareholders and emerge from this economic downturn as a stronger, leaner company that is positioned to grow.”

(a)	For purposes of this press release, all references to “Net income” refers to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. The Company has adjusted net income, earnings per diluted share, projected earnings per diluted share and operating expense as a percent of revenue in this press release to exclude the impact of certain unusual, non-recurring or otherwise non-operational items.

The Company also discusses free cash flow and projected free cash flow, each of which is a non-GAAP measure, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, and the payment of dividends. However, free cash flow has material limitations, as it does not represent cash flow available for discretionary expenditures because it excludes certain expenditures that we have committed to such as debt service obligations. The Company defines free cash flow as:
■	Net cash provided by operating activities

■	Less, capital expenditures

■	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.

The full year adjusted earnings projection of $1.95 to $1.99 per diluted share announced by the Company excludes (i) the first quarter impact of (A) a $23 million after-tax restructuring charge and (B) a $30 million after-tax asset impairment related to our revenue management software; (ii) the second quarter impact of (A) a restructuring charge of $3 million after-tax and (B) a $6 million after-tax charge related to our withdrawal from an underfunded multi-employer pension plan; and (iii) the third quarter impact of (A) a restructuring charge of $2 million after tax and, (B) a $14 million benefit related to tax items. GAAP net earnings per diluted share for the fourth quarter of 2009 may include other items that are not currently determinable, but may be significant, such as asset impairment and unusual items, charges, gains or losses from divestitures, or resolution of income tax items. The full year 2009 adjusted projected earnings announced today excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of these items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.

The quantitative reconciliations of each of the other non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 30064951.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on October 29th through 5:00 p.m. Eastern time on November 12th. To hear a replay of the call over the Internet, access the Waste Management Website at

http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 30064951.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2009 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation, higher interest rates and other general and local economic conditions may negatively affect the volumes of waste generated, our liquidity, our financing costs and other expenses;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including: pricing increases; passing on increased costs to our customers; reducing costs; and divesting under-performing assets and purchasing accretive businesses, any failures of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or permanently eliminate our dividend or share repurchase program, reduce capital spending or cease acquisitions if cash flows are less than we expect and we are not able to obtain capital needed to refinance our debt obligations, including near-term maturities, on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2009	2008
Operating revenues	$3,023	$3,525

Costs and expenses:
Operating	1,856	2,221
Selling, general and administrative	339	369
Depreciation and amortization	301	326
Restructuring	3	—
(Income) expense from divestitures, asset impairments and unusual items	(1)	(23)

	2,498	2,893

Income from operations	525	632

Other income (expense):
Interest expense	(104)	(114)
Interest income	3	5
Other, net	1	1

	(100)	(108)

Income before income taxes	425	524
Provision for income taxes	133	201

Consolidated net income	292	323
Less : Net income attributable to noncontrolling interests	(15)	(13)

Net income attributable to Waste Management, Inc.	$277	$310

Basic earnings per common share	$0.56	$0.63

Diluted earnings per common share	$0.56	$0.63

Basic common shares outstanding	492.2	490.8

Diluted common shares outstanding	494.6	494.1

Cash dividends declared per common share	$0.29	$0.27

Note: Prior year information has been reclassified to conform to 2009 presentation.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2009	2008
EPS Calculation:

Net income attributable to Waste Management, Inc.	$277	$310

Number of common shares outstanding at end of period	490.6	490.6
Effect of using weighted average common shares outstanding	1.6	0.2

Weighted average basic common shares outstanding	492.2	490.8
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.4	3.3

Weighted average diluted common shares outstanding	494.6	494.1

Basic earnings per common share	$0.56	$0.63

Diluted earnings per common share	$0.56	$0.63

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Operating revenues	$8,785	$10,280

Costs and expenses:
Operating	5,367	6,494
Selling, general and administrative	999	1,095
Depreciation and amortization	892	941
Restructuring	46	—
(Income) expense from divestitures, asset impairments and unusual items	50	(25)

	7,354	8,505

Income from operations	1,431	1,775

Other income (expense):
Interest expense	(316)	(341)
Interest income	10	14
Other, net	1	(2)

	(305)	(329)

Income before income taxes	1,126	1,446
Provision for income taxes	397	544

Consolidated net income	729	902
Less : Net income attributable to noncontrolling interests	(50)	(33)

Net income attributable to Waste Management, Inc.	$679	$869

Basic earnings per common share	$1.38	$1.76

Diluted earnings per common share	$1.37	$1.75

Basic common shares outstanding	492.1	492.5

Diluted common shares outstanding	494.1	495.8

Cash dividends declared per common share	$0.87	$0.81

Note: Prior year information has been reclassified to conform to 2009 presentation.

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
EPS Calculation:

Net income attributable to Waste Management, Inc.	$679	$869

Number of common shares outstanding at end of period	490.6	490.6
Effect of using weighted average common shares outstanding	1.5	1.9

Weighted average basic common shares outstanding	492.1	492.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.0	3.3

Weighted average diluted common shares outstanding	494.1	495.8

Basic earnings per common share	$1.38	$1.76

Diluted earnings per common share	$1.37	$1.75

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$612	$480
Receivables, net	1,613	1,610
Other	285	245

Total current assets	2,510	2,335

Property and equipment, net	11,356	11,402
Goodwill	5,575	5,462
Other intangible assets, net	206	158
Other assets	745	870

Total assets	$20,392	$20,227

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,063	$2,201
Current portion of long-term debt	742	835

Total current liabilities	2,805	3,036

Long-term debt, less current portion	7,504	7,491
Other liabilities	3,562	3,515

Total liabilities	13,871	14,042

Equity:
Waste Management, Inc. stockholders’ equity	6,216	5,902
Noncontrolling interests	305	283

Total equity	6,521	6,185

Total liabilities and equity	$20,392	$20,227

Note: Prior year information has been reclassified to conform to 2009 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Consolidated net income	$729	$902
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	892	941
Other	119	159
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(98)	(100)

Net cash provided by operating activities	1,642	1,902

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(127)	(230)
Capital expenditures	(823)	(787)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	20	92
Net receipts from restricted trust and escrow accounts, and other	100	149

Net cash used in investing activities	(830)	(776)

Cash flows from financing activities:
New borrowings	1,026	1,091
Debt repayments	(1,142)	(1,206)
Common stock repurchases	(65)	(410)
Cash dividends	(428)	(399)
Exercise of common stock options	10	36
Other, net	(84)	(82)

Net cash used in financing activities	(683)	(970)

Effect of exchange rate changes on cash and cash equivalents	3	—

Increase in cash and cash equivalents	132	156
Cash and cash equivalents at beginning of period	480	348

Cash and cash equivalents at end of period	$612	$504

Note: Prior year information has been reclassified to conform to 2009 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Operating Revenues by Lines of Business

Collection	$2,024	$1,999	$2,233
Landfill	666	663	787
Transfer	359	366	417
Wheelabrator	214	212	245
Recycling	202	165	344
Other	61	57	55
Intercompany (a)	(503)	(510)	(556)

Operating revenues	$3,023	$2,952	$3,525

		As a %
	Amount	of change
Analysis of Change in Year Over Year Revenues

Recycling (b)	$(162)
Electricity	(27)
Fuel surcharge and mandated fees	(108)
Foreign currency translation	(10)

Decline from commodity and non-operational items	(307)	61.2%

Collection and disposal yield	82
Volumes (excluding recycling)	(291)
Acquisition, net of divestitures	14

Collection and disposal	(195)	38.8%

	$(502)	100.0%

	Quarters Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Acquisition Summary (c)

Gross annualized revenue acquired	$53	$34	$94

Total consideration	$82	$53	$109

Cash paid for acquisitions	$64	$35	$100

	Quarters Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Free Cash Flow Analysis (d)

Net cash provided by operating activities	$575	$771	$1,642	$1,902
Capital expenditures	(240)	(301)	(823)	(787)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	8	54	20	92

Free cash flow	$343	$524	$839	$1,207

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Includes volume related decline of $23 million.

(c)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Balance Sheet Data

Cash and cash equivalents	$612	$528	$504

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,246	$8,243	$8,429
Total equity (a)	6,521	6,367	6,200

Total capital	$14,767	$14,610	$14,629

Debt-to-total capital	55.8%	56.4%	57.6%

Capitalized interest	$5	$5	$5

Other Operational Data

Internalization of waste, based on disposal costs	69.2%	69.3%	67.5%

Total landfill disposal volumes (tons in millions)	23.9	23.9	28.5
Total waste-to-energy disposal volumes (tons in millions)	1.8	1.8	1.8

Total disposal volumes (tons in millions)	25.7	25.7	30.3

Active landfills	274	274	277

Landfills reporting volume	259	259	262

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$86.2	$86.3	$99.9
Amortization expense related to SFAS No. 143 obligations	13.8	14.3	22.5

Total amortization expense (b)	100.0	100.6	122.4
Accretion and other related expense	16.9	16.4	16.2

Landfill amortization, accretion and other related expense	$116.9	$117.0	$138.6

(a)	As a result of the company’s adoption of accounting guidance related to noncontrolling interests in consolidated financial statements on January 1, 2009, noncontrolling interests in subsidiaries are now reported in Total equity. Prior year information has been reclassified to conform to 2009 presentation.

(b)	The quarter ended June 30, 2009 as compared with the quarter ended March 31, 2009 reflects an increase in amortization expense The quarter ended September 30, 2009, as compared with the quarter ended September 30, 2008 reflects a reduction in amortization expense of $22.4 million, of which $17.9 million is primarily due to lower landfill volumes resulting from the weakened economy. Additionally, there was a year-over-year net rate decrease of $4.5 million primarily as a result of adjustments for revisions in estimates of capping and closure/post-closure costs.

(8)

Exhibit 1
Waste Management, Inc.
Internal Growth of Operating Revenues from Comparable Prior Periods
(Dollar Amounts in Millions)
This exhibit provides details associated with the period-to-period change in revenues and includes internal revenue growth as a percent of revenues on a total company basis as well as a percent of revenues on related business. We believe providing this information will help our investors better understand the Company’s Internal Revenue Growth information.
To explain how the following percent changes are calculated, provided below are the calculations for “Collection, landfill and transfer” as a percentage of Related Business and as a percentage of Total Company:
(i) “Collection, landfill and transfer” as a percentage of related business revenues of 3.1% is calculated by dividing the $85 million average yield by the denominator of $2,733 million. The denominator includes prior year “Collection, landfill and transfer” revenues ($2,742 million) less the impact of divestitures related to “Collection, landfill and transfer” ($9 million).
(ii) “Collection, landfill and transfer” as a percentage of total company revenus of 2.4% is calculated by dividing the $85 million average yield by the denominator of $3,516 million. The denominator includes prior year total company revenues ($3,525 million) less the impact of divestitures ($9 million).

	Quarters Ended
	September 30, 2009			September 30, 2008
		As a % of	As a % of		As a % of	As a % of
		Related	Total		Related	Total
	Amount	Business (a)	Company (b)	Amount	Business (a)	Company (b)
Average Yield:
Collection, landfill and transfer	$85	3.1%	2.4%	$85	3.1%	2.5%
Waste-to-energy disposal	(3)	-2.6%	-0.1%	1	0.9%	0.0%

Collection and disposal	82	2.9%	2.3%	86	3.0%	2.5%
Recycling commodity	(139)	-38.7%	-3.9%	51	16.7%	1.5%
Electricity	(27)	-27.3%	-0.8%	11	12.5%	0.4%
Fuel surcharges and mandated fees	(108)	-51.2%	-3.1%	77	57.5%	2.3%

Total	(192)	-5.5%	-5.5%	225	6.7%	6.7%
Volume	(314)		-8.9%	(108)		-3.2%

Internal revenue growth	(506)		-14.4%	117		3.5%
Acquisition	23		0.7%	28		0.8%
Divestitures	(9)		-0.2%	(24)		-0.7%
Foreign currency translation	(10)		-0.3%	1		0.0%

	$(502)		-14.2%	$122		3.6%

Note: The revenue information below represents the denominator used to calculate the percentages of related business and is defined as prior year revenue less the impact of divestitures.

	Denominator for the Quarters
	Ended
	Sept. 30,	Sept. 30,
	2009	2008
Related business revenues:
Collection, landfill and transfer	$2,733	$2,742
Waste-to-energy disposal	114	109

Collection and disposal	2,847	2,851
Recycling commodity	359	306
Electricity	99	88
Fuel surcharges and mandated fees	211	134

Total Company	$3,516	$3,379

(a)	These percentages are calculated using the related business revenue as the denominator.

(b)	These percentages are calculated using the total company revenue as the denominator.

Note:	Starting with the quarter ended March 31, 2009, we have made the following changes to our Internal Revenue Growth table:
Average yield from “Collection and Disposal” excludes any electricity related revenues. These electricity revenues are now included within Average Yield in the “Electricity” caption. Note that the “Waste to Energy” component of “Collection and Disposal” is primarily disposal related revenues. We have reclassified prior periods to conform to the 2009 presentation.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	September 30, 2009		September 30, 2008
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income attributable to WMI and Diluted Earnings Per Share	Amount	Amount	Amount	Amount
Net income attributable to WMI and Diluted EPS, as reported	$277	$0.56	$310	$0.63

Adjustments (a):
Tax items	(14)		—
Restructuring	2		—
(Income) expense from divestitures, asset impairments and unusual items	—		(14)
Labor disruptions	—		16

Total	$(12)	$(0.02)	$2	$—

Net income attributable to WMI and Diluted EPS, as adjusted	$265	$0.54	$312	$0.63

	Quarters Ended September 30,
Impacts of Labor Disruption Costs on Operating Expenses as a percent of Revenues	2009	2008
Adjusted Operating Expenses as a percent of Revenues

As reported:
Operating revenues	$3,023	$3,525
Operating expenses	$1,856	$2,221

Operating Expenses as a percent of Revenues	61.4%	63.0%

Adjustment for Labor Disruption Costs:
Operating Revenues	$—	$—
Operating Expenses	$—	$(26)

As adjusted:
Operating revenues	$3,023	$3,525
Operating expenses (b)	$1,856	$2,195

Adjusted Operating Expenses as a percent of Revenues (b)	61.4%	62.3%

Full Year 2009 Free Cash Flow Reconciliation (c)

Net cash provided by operating activities	$2,355
Capital expenditures	(1,080)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	25

Free cash flow	$1,300

(a)	Adjustments include unusual, nonrecurring or non-operational items, the exclusion of which allows investors to have the same information management uses in evaluating the Company’s results of operations. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance.

(b)	As adjusted for labor disruption costs in 2008, Operating Expenses decreased by $339 million, or 90 basis points as a percent of revenues.

(c)	The reconciliation illustrates a scenario that shows our projected Free Cash Flow to be $1.3 billion for the year. The amounts used in the reconciliation are subject to many variables, some of which are not in our control and therefore are not necessarily indicative of what actual results will be.

(10)